Annex A

The name, principal occupation and citizenship of each of the executive officers and directors, as applicable, of the TRIP Parties are listed below. Other than as set forth below, and in the Schedule 13D to which this Annex A is attached, none of the Reporting Persons have appointed any executive officers or directors.

(1) Trip Participacoes S.A. (a) Name - Renan Chieppe Principal Occupation - Executive Officer and Director Citizenship - Brazil (b) Name - Decio Luiz Chieppe Principal Occupation - Executive Officer and Director Citizenship - Brazil. The principal business address of the individuals listed above is: Avenida Mario Gurgel, No. 5030, Setor Centro Administrativo Aguia Branca, Sala 108, Vila Capixaba, Cariacica, Espirito Santo, Zip Code 29145-901, Brazil.

(2) Trip Investimentos Ltda. (a) Name - Jose Mario Caprioli dos Santos Principal Occupation - Executive Officer Citizenship - Brazil. The principal business address of the individuals listed above is: Rodovia BR 262, km 5, s/n, Vila Capixaba, Cariacica, Espirito Santo, Zip Code 29145-901, Brazil.

(3) Rio Novo Locacoes Ltda. (a) Name - Decio Luiz Chieppe Principal Occupation - Executive Officer Citizenship - Brazil (b) Name - Kaumer Chieppe Principal Occupation - Executive Officer Citizenship - Brazil (c) Name - Ricardo Vaze Pinto Principal Occupation - Executive Officer Citizenship - Brazil (d) Name - Gilberto Vieira da Silva Principal Occupation - Executive Officer Citizenship - Brazil. The principal business address of the individuals listed above is: Avenida Mario Gurgel, No. 5030, Setor Centro Administrativo Aguia Branca, Sala 208, Vila Capixaba, Cariacica, Espirito Santo, Zip Code 29145-901, Brazil.